SCHEDULE 14C
                                (Rule 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                           SCHEDULE 14C INFORMATION
                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]  Preliminary information statement    [ ] Confidential, for Use of the
                                              Commission Only (as permitted
[x]  Definitive information statement         by Rule 14c-5(d)(2))

                            GENESEE & WYOMING INC.
 ----------------------------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and -011.

(1)      Title of each class of securities to which transaction applies:
----------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:
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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
----------------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:
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

(5)      Total fee paid:
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[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.
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(3)      Filing Party:
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(4)      Date Filed:
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

                            GENESEE & WYOMING INC.
                              66 FIELD POINT ROAD
                         GREENWICH, CONNECTICUT 06830

                               October 23, 2000

Dear Stockholder:

          We have obtained the written consent of certain of our stockholders of record as of September 5, 2000 to approve an amendment to our Restated Certificate of Incorporation authorizing 1,000,000 shares of Preferred Stock, par value $.01 per share, which may be issued in series from time to time. This amendment would change the authorized shares of capital stock to provide for 1,000,000 shares of authorized Preferred Stock, par value $.01 per share, in addition to the 12,000,000 shares of Class A Common Stock, par value $.01 per share, and 1,500,000 shares of Class B Common Stock, par value $.01 per share, which are currently authorized. The amendment will also allow the issuance of the Convertible Preferred referred to in the attached information statement. The amendment will be reflected in a newly Restated Certificate of Incorporation. Our board of directors has also approved the amendment. Your consent is not required and is not being solicited in connection with these actions.

          Pursuant to Section 228 of the Delaware General Corporation Law, you are hereby being provided with notice of the approval of these actions by less than unanimous written consent of our stockholders. Pursuant to the Securities Exchange Act of 1934, with this letter you are being furnished an information statement relating to these actions.

                                        By Order of the Board of Directors


                                        /s/ Mortimer B. Fuller, III
                                        -----------------------------------
                                        Mortimer B. Fuller, III
                                        Chairman and Chief Executive Officer

                            GENESEE & WYOMING INC.
                              66 FIELD POINT ROAD
                         GREENWICH, CONNECTICUT 06830

                             INFORMATION STATEMENT
GENERAL

        This information statement is being mailed on or about October 23, 2000 to holders of record as of September 5, 2000 of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") of Genesee & Wyoming Inc. (the "Company"). This statement is furnished in connection with the taking of action by written consent of the holders of a majority of the voting power of the outstanding shares of Common Stock approving an amendment to our Restated Certificate of Incorporation authorizing 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which may be issued in series from time to time. This amendment would change the authorized shares of capital stock to provide for 1,000,000 shares of authorized Preferred Stock, par value $.01 per share, in addition to the 12,000,000 shares of Class A Common Stock, par value $.01 per share, and 1,500,000 shares of Class B Common Stock, par value $.01 per share, which are currently authorized (the "Amendment"). The Amendment will be reflected in a newly Restated Certificate of Incorporation. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         As of September 5, 2000, there were issued and outstanding 3,489,597 shares of Class A Common Stock and 845,447 shares of Class B Common Stock. Each stockholder of record on September 5, 2000 is entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock. The record date for purposes of the written consent to this action was September 5, 2000. However, because holders of a majority of the voting power of the outstanding shares of Common Stock have consented to the Amendment and have sufficient voting power to approve the Amendment, no other stockholder consents are being solicited and no stockholders' meeting is being held in connection with these actions. No appraisal rights or other similar rights are available to dissenters of the Amendment.

                        SECURITIES OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of September 5, 2000 certain information concerning shares of Common Stock held by (i) each stockholder known by the Company to own beneficially more than 5% of either class of Common Stock, (ii) each director of the Company, (iii) the chief executive officer and the four most highly compensated executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

                                     Class A                     Class B
                                     Common Stock                Common Stock
                                     Beneficially                Beneficially
                                     Owned                       Owned
                                     ------------                ------------
Name and Address of Beneficial                       Percent                      Percent of    Percent of
Owner <F(1)>                         No. of Shares   of Class    No. of Shares    Class         Vote <F(2)>
------------------------------       -------------   --------    -------------    ----------    ----------
Mortimer B. Fuller, III <F(3)>          332,736        9.0%         658,283             77.9%         56.9%

James M. Fuller <F(4)>. . . . .          51,530        1.5           11,100              1.3           1.4

Louis S. Fuller <F(5)>. . . . .         109,144        3.1          133,144             15.7          12.1

C. Sean Day <F(6)>  . . . . . .           2,750          -                -                -             -

Robert M. Melzer <F(7)> . . .             8,021        0.2                -                -             -

John M. Randolph <F(8)> . . .            30,600        0.9            7,400              0.9           0.9

Philip J. Ringo <F(9)>  . . . .          12,692        0.4                -                -           0.1

M. Douglas Young <F(10)>  . . .           2,574        -                  -                -             -

Charles N. Marshall <F(11)>.  .          77,500        2.2                -                -           0.6

Charles W. Chabot <F(12)> . .            30,840        0.9                -                -           0.3

Mark W. Hastings <F(13)>. . . .          62,175        1.8            7,400              0.9           1.1

Paul M. Victor <F(14)>  . . . .           5,625        0.2                -                -             -

FMR Corp. <F(15)> . . . . . . .         440,300        12.6               -                -           3.7
   82 Devonshire Street
   Boston, Massachusetts
   02109











Brandywine Asset Management, Inc.       203,962        6.0                -                -           1.8
<F(16)>.  . . . . . . . . . . .
   Three Christina Centre
   201 North Market Street
   Suite 1200
   Wilmington, Delaware
   19801

All Directors and Executive             885,511        22.2         817,327             96.7          72.8
Officers
as a Group (20 persons) <F(17)>


[FN]

 <F(1)> Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it. The address of each of the directors and executive officers of the Company is c/o Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, CT 06830. Percentages of less than 0.1% have been omitted from the table.

 <F(2)> Reflects the voting power of the share holdings shown on the table as a result of the fact that the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to ten votes per share.

 <F(3)> The amounts shown include: (i) 27,481 shares of Class A Common Stock and 478,243 shares of Class B Common Stock owned by Mr. Fuller individually;
(ii) 25,900 shares of Class A Common Stock held by a family trust for the benefit of Mr. Fuller and others, of which Mr. Fuller is sole trustee; (iii) 58,000 shares of Class A Common Stock and 82,171 shares of Class B Common Stock held by the Estate of Frances A. Fuller, of which Mr. Fuller is co-executor (which shares are subject to a Voting Agreement pursuant to which Mr. Fuller has been granted an irrevocable proxy through March 20, 2008);
(iv) 21,498 shares of Class A Common Stock held by Overlook Estate Foundation, Inc., of which Mr. Fuller is President; (v) presently exercisable options to purchase an aggregate of 199,857 shares of Class A Common Stock; and (vi) presently exercisable third party options to purchase an aggregate of 97,869 shares of Class B Common Stock.

 <F(4)> The amounts shown include: (i) 9,100 shares of Class A Common Stock and 11,100 shares of Class B Common Stock owned by Mr. Fuller individually;
(ii) an aggregate of 33,930 shares of Class A Common Stock held by family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is co-trustee; (iii) 500 shares of Class A Common Stock owned by Mr. Fuller's wife, as to which shares he disclaims beneficial ownership; and (iv) a presently exercisable option to purchase 8,000 shares of Class A Common Stock.

 <F(5)> The amounts shown include: (i) 133,144 shares of Class B Common Stock owned by Mr. Fuller individually; (ii) 41,144 shares of Class A Common Stock owned jointly by Mr. Fuller and his wife; (iii) 60,000 shares of Class A Common Stock owned by Mr. Fuller's wife, as to which shares he disclaims beneficial ownership; and (iv) a presently exercisable option to purchase 8,000 shares of Class A Common Stock.

 <F(6)> The amount shown includes: (i) 2,500 shares of Class A Common Stock owned by Mr. Day individually; and (ii) units under the Company's Deferred Stock Plan for Non-Employee Directors (the "Deferred Stock Plan") representing 250 shares of Class A Common Stock.

 <F(7)> The amount shown includes: (i) 3,000 shares of Class A Common Stock owned by Mr. Melzer individually; (ii) presently exercisable options to purchase an aggregate of 3,000 shares of Class A Common Stock; and (iii) units under the Deferred Stock Plan representing 2,021 shares of Class A Common stock.

 <F(8)> The amounts shown include: (i) 21,600 shares of Class A Common Stock and 7,400 shares of Class B Common Stock held by a trust for the benefit of Mr. Randolph, of which he is co-trustee; (ii) 1,000 shares of Class A Common Stock held by a trust for the benefit of Mr. Randolph's wife, of which he is co-trustee and as to which shares he disclaims beneficial ownership; and
(iii) a presently exercisable option to purchase 8,000 shares of Class A Common Stock.

 <F(9)> The amount shown includes: (i) 3,700 shares of Class A Common Stock owned by Mr. Ringo's wife, as to which shares he disclaims beneficial ownership; (ii) a presently exercisable option to purchase 8,000 shares of Class A Common Stock; and (iii) units under the Deferred Stock Plan representing 992 shares of Class A Common Stock.

 <F(10)> The amount shown includes: (i) a presently exercisable option to purchase 667 shares of Class A Common Stock; and (ii) units under the Deferred Stock Plan representing 1,907 shares of Class A Common Stock.

 <F(11)> The amount shown includes: (i) 60,000 shares of Class A Common Stock owned by Mr. Marshall individually; and (ii) presently exercisable options to purchase an aggregate of 17,500 shares of Class A Common Stock.

 <F(12)> The amount shown includes: (i) 2,715 shares of Class A Common Stock owned by Mr. Chabot individually; and (ii) presently exercisable options to purchase an aggregate of 28,125 shares of Class A Common Stock.

 <F(13)> The amounts shown include: (i) 7,400 shares of Class A Common Stock and 7,400 shares of Class B Common Stock owned jointly by Mr. Hastings and his wife; (ii) 400 shares of Class A Common Stock beneficially owned by Mr. Hastings' minor children, as to which shares he disclaims beneficial ownership; and (iii) presently exercisable options to purchase an aggregate of 54,375 shares of Class A Common Stock.

 <F(14)> The amount shown consists of presently exercisable options to purchase shares of Class A Common Stock.

 <F(15)>  The amount shown and the following information is derived from a
Schedule 13G dated April 10 , 2000 filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 440,300 shares or 12.751% of the Class A Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies (the "Funds") registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 286,000 shares or 8.282% of the Class A Common Stock outstanding. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 440,300 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

 <F(16)> The amount shown and the following information has been provided by
Brandywine Asset Management, Inc. Brandywine Asset Management, Inc. has sole power to vote 185,977 of such shares, shared power to vote 560 of such shares, and sole power to dispose of all of such shares.

 <F(17)> See footnotes (3) through (14) to this table. The amounts shown include: (i) presently exercisable options to purchase an aggregate of

489,398 shares of Class A Common Stock; (ii) presently exercisable third party options to purchase an aggregate of 97,869 shares of Class B Common Stock; and (iii) units under the Deferred Stock Plan representing an aggregate of 5,170 shares of Class A Common Stock.


                    AUTHORIZATION OR ISSUANCE OF SECURITIES
            OTHERWISE THAN FOR EXCHANGE FOR OUTSTANDING SECURITIES

         The terms of any series of Preferred Stock, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the Board of Directors from time to time. The Preferred Stock may be sold in multiple series, from time to time, either publicly under a registration statement filed with the Securities and Exchange Commission or privately pursuant to exemptions from the Securities Act of 1933, as amended.

         The Board of Directors has recommended that the Restated Certificate of Incorporation be amended to authorize 1,000,000 shares of Preferred Stock, par value $.01 per share. Pursuant to the amendment, the Board of Directors would be authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or
restrictions thereof.   Any such issuances could be authorized by the Board
of Directors without further action by the shareholders.

         The authorization of 1,000,000 shares of Preferred Stock is intended to provide additional flexibility to the Company for possible capital reorganization, acquisitions, financings, exchange of securities, public offerings and other corporate purposes. The Board of Directors believes that authorizing the Company to issue Preferred Stock will provide the Company with a capital structure better suited to meet the Company's short and long-term capital needs. By authorizing such shares at this time, the Board of Directors would be in a position to issue shares of Preferred Stock, including the Convertible Preferred referred to below, without the delay of calling a shareholders meeting or seeking written consents in lieu thereof if one or more suitable opportunities present themselves to the Company.

         On October 19, 2000, the Company entered into a Stock Purchase Agreement with The 1818 Fund III, L.P., an affiliate of Brown Brothers Harriman & Co., (the "Fund") pursuant to which the Company agreed to sell to the Fund up to $25 million of 4.0% Senior Redeemable Convertible Preferred Stock, Series A (the "Convertible Preferred"). The Convertible Preferred has a conversion price of $23.00 per share, a cash coupon of 4.0%, is subject to redemption at the option of the Company on or after the fourth anniversary of the original date of issuance and is subject to mandatory redemption on the eighth anniversary of the original date of issuance.

         The issuance of Preferred Stock with voting rights could have an adverse effect on the voting power of the holders of Common Stock by increasing the number of outstanding shares having voting rights. Furthermore, the holders of Convertible Preferred will vote, on an as-converted basis, on all matters voted on by holders of Common Stock, voting together as a single class with other shares entitled to vote thereon. The Convertible Preferred also has a class vote with respect to, among other things, the authorization of any shares of senior stock or parity stock. The conversion of the Convertible Preferred will increase the number of shares of Class A Common Stock outstanding by an amount equal to the aggregate principal amount of Convertible Preferred outstanding divided by the conversion price then in effect (other than with respect to any fractional shares, for which payment will be made in cash). In addition, if the Board of Directors further authorizes the issuance of Preferred Stock with conversion rights, the number of common shares outstanding could potentially be further increased up to the authorized amount. The issuance of the Convertible Preferred will, and the issuance of additional Preferred Stock may, decrease the amount of earnings and assets available for distribution to holders of Common Stock and such issuances could also have the effect of delaying, deterring or preventing a change of control of the Company through the acquisition of shares of Common Stock, including a change of control that could result in a premium being offered over the market price for the Common Stock.


                   AMENDMENT TO CERTIFICATE OF INCORPORATION

         On August 31, 2000, our board of directors adopted resolutions authorizing, and on October 6, 2000 the holders of in excess of a majority of the voting power of the outstanding shares of Common Stock approved, by written consent, an amendment to our Restated Certificate of Incorporation authorizing 1,000,000 shares of Preferred Stock, par value $.01 per share, which may be issued in series from time to time. The Amendment would change the authorized shares of capital stock to provide for 1,000,000 shares of Preferred Stock, par value $.01 per share, in addition to the 12,000,000 shares of Class A Common Stock, par value $.01 per share and 1,500,000 of Class B Common Stock, par value $.01 per share, which are currently authorized. The Amendment will be reflected in a new Restated Certificate of Incorporation of the Company.

         UPON WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, AND THE QUARTERLY REPORTS FOR THE FIRST AND SECOND FISCAL QUARTERS IN THE FISCAL YEAR BEGINNING JANUARY 1,

2000 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE l3a-1 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED WITHOUT CHARGE FROM MARK W. HASTINGS, SECRETARY, GENESEE & WYOMING INC., 66 FIELD POINT ROAD, GREENWICH, CONNECTICUT 06830.

                                      By Order of the Board of Directors


                                      /s/  Mortimer B. Fuller, III
                                      ----------------------------------
                                      Mortimer B. Fuller, III
                                      Chairman and Chief Executive Officer

October 23, 2000